Exhibit 99.1

       Steelcase Inc. to Further Consolidate its North America Operations


    GRAND RAPIDS, Mich.--(BUSINESS WIRE)--March 28, 2005--Steelcase Inc. (NYSE:SCS) today announced plans to continue consolidation of its North America operations as it moves to a more efficient industrial system. The company expects to close several manufacturing facilities in the Grand Rapids, Michigan area over the next two years. Production will shift primarily to other Steelcase manufacturing facilities, including other locations in the Grand Rapids area. The company anticipates a net reduction of approximately 100 salaried and 500 hourly positions and approximately 2.6 million square feet of manufacturing space in North America related to these actions.
    The company expects to incur net pre-tax restructuring charges totaling $25 to $30 million from these actions over the next two years, with a cash cost of $20 to $25 million. Net restructuring charges include net costs of employee terminations, asset impairments and production move costs. In addition, the company expects to incur an estimated $4 to $7 million of pre-tax disruption costs related to the project. These actions are designed to reduce overhead related to excess capacity and to improve production efficiency. When this plan is fully implemented, annual pre-tax savings are expected to be in the range of $35 to $45 million.
    The combination of these actions and other projects, including implementation of lean manufacturing and reduction of product complexity, are essential in helping the company achieve its previously communicated 35 percent long-term gross margin target.
    As these actions are implemented over the next two years, the company will explore options to sell or redevelop land and buildings that will no longer be needed in the business. The net book value of this real estate is approximately $30 to $35 million. Although it is too early to provide a meaningful estimate of market value, the company believes it is likely the net proceeds from such a sale would be at or above book value, and therefore the charges listed above do not include an impairment charge for the real estate.
    "We've emerged from difficult economic times a stronger company, determined to continually improve every aspect of our business," said James P. Hackett, president and CEO. "These changes reflect our ongoing commitment to build a new and more flexible industrial system that will ensure our competitiveness. We continue to execute our strategy of implementing lean manufacturing, reducing complexity and developing a world-class global supply chain."

    Fiscal 2005 results

    The company will announce its fourth quarter and fiscal year 2005 results on Wednesday, March 30, 2005 before the market opens. In that announcement, Steelcase will also provide an outlook for the first quarter of fiscal year 2006 including an estimate of first quarter restructuring charges related to these projects and other projects. The company's earnings call can be heard on a live webcast on March 30, 2005 beginning at 11:00 a.m. ET. Links to the webcast and financial presentation slides are available at www.steelcase.com.

    Forward-looking statements

    From time to time, in written reports and oral statements, the company discusses its expectations regarding future events. Statements and financial discussion and analysis contained in this release that are not historical facts are forward-looking statements. These statements discuss expectations as to future plans, events, results of operations or financial condition, or state other information relating to the company, based on current beliefs of management as well as assumptions made by, and information currently available to, Steelcase. Forward-looking statements generally will be accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Although Steelcase believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: changes in domestic or international laws, rules and regulations, including the impact of changed environmental laws, rules or regulations; major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; changes in customer demand and order pattern; changes in relationships with customers, suppliers, employees and dealers, the company's ability to successfully reduce its costs, including actions such as workforce reduction, facility rationalization, disposition of excess assets (including real estate) at more than book value and/or related impairments, production consolidation, reduction of business complexity, culling products and global supply chain management; migration to a less vertically integrated manufacturing model; implement lean manufacturing principles; initiate and manage alliances; and other risks detailed in the company's Form 10-K for the year ended February 27, 2004 and other filings with the Securities and Exchange Commission. The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement. Unpredictable or unknown factors could also have material adverse effects on the company. All forward-looking statements included in this report are expressly qualified in their entirety by the foregoing cautionary statements. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

    About Steelcase Inc.

    Steelcase Inc. helps individuals and organizations around the world to work more effectively by providing knowledge, products and services that enable customers and their consultants to create work environments that integrate architecture, furniture and technology. Founded in 1912 and headquartered in Grand Rapids, Michigan, the company has led the global office furniture industry in sales every year since 1974. Its product portfolio includes furniture systems, technology products, seating, lighting, storage, interior architectural products and related products and services. Fiscal 2004 revenue was approximately $2.3 billion. Steelcase and its subsidiaries have dealers in more than 900 locations, manufacturing facilities in over 35 locations and approximately 14,000 employees around the world. The company's Class A Common Stock trades on the NYSE under the symbol SCS.

    CONTACT: Steelcase Inc.
             Raj Mehan, 616-698-4734 (Investors)
             Lisa Kerr, 616-698-4487 (Media)